PRIVILEGED AND CONFIDENTIAL


                              SALES AGREEMENT



     THIS SALES AGREEMENT ("Agreement"), made and entered the 8th day of August, 1994, by and between RMI TITANIUM COMPANY, an Ohio corporation with an office at 1000 Warren Avenue, Niles, Ohio 44446 (hereinafter referred to as "RMI"), and OREGON METALLURGICAL CORPORATION, an Oregon corporation with an office at 530 Southwest 34th Avenue, Albany, Oregon 97321-0177 (hereinafter referred to as "OREMET"). This Agreement supersedes in its entirety the Sales Agreement of February 26, 1992, between RMI and OREMET.

                           W I T N E S S E T H:

     WHEREAS, OREMET is capable of producing Titanium Product Grade Sponge ("Titanium Sponge") from Titanium Tetrachloride ("TiC14") and has offered to sell Titanium Sponge and plasma electrodes to RMI hereunder; and

     WHEREAS, RMI requires a supply of Titanium Sponge and desires to purchase Titanium Sponge from OREMET, and may wish to purchase plasma electrodes;

     NOW, THEREFORE, in consideration of the mutual agreements, and subject to the terms, conditions and other provisions herein contained, RMI and OREMET, intending to be legally bound, hereby agree as follows.

ARTICLE 1 - RMI Deliveries
__________________________

     1.1 During the term of this Agreement, RMI will make available and cause to be delivered to OREMET TiC14, (which shall
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

meet the specifications set forth in Exhibit A, attached hereto and made a part hereof), in the quantities (calculated at the conversion ratio specified in Section 3.1 hereof) and at such times as shall enable OREMET to produce therefrom, at its titanium sponge plant with equipment and facilities at Albany, Oregon ("OREMET's Facilities"), the quantities of Titanium Sponge, (which shall meet the specifications and addenda set forth in Exhibit B, attached hereto and made a part hereof) which RMI has agreed to purchase and may order from OREMET pursuant to this Agreement. The two categories of Titanium Sponge described in the specifications shall be
delivered by OREMET in the following ratios:   **   minimum will be premium
sponge per M-130-OR; and the balance will be non-premium sponge per M-131-OR, unless otherwise agreed to by the parties.

     1.2 Subject to Section 3.1, RMI shall cause the TiCl4 to be delivered to OREMET F.O.B. OREMET's Facilities, in accordance with Section 4.1. The precise delivery point at such Facilities and the terms and conditions of delivery, measurement, and sampling, and methods of analysis of TiCl4 delivered by RMI, shall be as agreed between RMI and OREMET, and as set forth in Exhibit C, attached hereto and made a part hereof. OREMET shall have the right to reject any TiCl4 delivered by RMI which does not meet the specifications set forth in Exhibit A, such rejection to be accomplished by stopping the delivery of such TiCl4 at said delivery point and giving RMI notice hereof, and unless OREMET so rejects such TiCl4, it shall be deemed to have met such specifications. If OREMET rejects any such non-

** CONFIDENTIAL TREATMENT REQUESTED.

specification TiCl4 delivered by RMI, OREMET shall promptly commence, subject to RMI's agreement, consumption of equivalent quantities of TiCl4 in the production of Titanium Sponge for RMI hereunder from other sources available to OREMET, and not necessary for the production of other products or Titanium Sponge for other customers of OREMET, to the extent of such availability. In the event the price of such TiCl4 from other sources varies from OREMET's current TiCl4 price, then RMI agrees to reimburse OREMET, or will be credited by OREMET for such price variances. OREMET shall continue such consumption from other sources as long as available until RMI is able to resume furnishing TiCl4 meeting the specifications of Exhibit A. RMI shall replace in kind the quantities of OREMET's TiCl4 so consumed by OREMET in the production of Titanium Sponge for RMI, such replacement to be at the conversion ratio provided for in Section 3.1 hereof. OREMET may use TiCl4 delivered by RMI for purposes other than production of Titanium Sponge for RMI hereunder, provided OREMET contemporaneously furnishes in substitution therefor a like quantity and quality (specifications) of TiCl4 and does not thereby delay promised deliveries to RMI.

     1.3 (a) OREMET shall, at its sole cost and expense, provide, commit and maintain at all times during the term of this Agreement adequate labor, materials, facilities, appurtenances and equipment for the receipt and handling of TiCl4, the production, storage, handling, inspection and delivery of Titanium Sponge, and for the satisfactory performance of this

Agreement, including, but not limited to, adequate production capacity, storage tanks, piping, pumps, hoses, railroad tracks, loading and unloading facilities for rail cars and trucks. OREMET agrees not to undertake any liquidation or reduction of its total capacity at OREMET's Facilities at any time which would impair OREMET's capability to timely and satisfactorily perform under this Agreement.

     1.3 (b) In the event OREMET fails to provide, commit and maintain adequate labor, materials, facilities, appurtenances and equipment as required by Section 1.3(a) above, OREMET shall have no liability to RMI for consequential or special damages; provided, however, that OREMET agrees to defend, indemnify and save harmless RMI from and against any and all liabilities arising under (i) Titanium Tetrachloride Agreement, dated March 9, 1993, and (ii) Chlorine Agreement, dated March 9, 1993, each between RMI and SCM Chemicals, Inc., copies of which are or will be publicly available in RMI's file at the Securities and Exchange Commission.

     1.4 OREMET shall provide RMI timely and routine transmission of applicable information with respect to specific receipts and shipments, by such means, and as reasonably requested by RMI.

     1.5 All data and information shared and transmitted between OREMET and RMI with respect to the quantities, quality, status, the order volumes, charges and RMI's delivery requirements and the nature, scope, production volumes, processes and methods and charges with respect to OREMET's performance hereunder are deemed confidential proprietary information of RMI and OREMET, respectively (hereinafter called "Proprietary Information"). Neither RMI nor OREMET shall disclose, and each shall take all reasonable steps necessary to prevent any of their respective employees, agents or contractors, or any other person acting on their behalf from disclosing, Proprietary Information to any third party, except as may be authorized in writing by the other party. RMI and OREMET agree to use Proprietary Information only for the purposes contemplated in this Agreement. In addition, RMI and OREMET consider this Agreement and all of its terms and conditions to be confidential. Each party agrees not to disclose this Agreement or parts hereof to third parties without the prior express written consent of the other, which consent shall not be unreasonably withheld, except as shall be required by securities, accounting or other applicable laws or regulations.

ARTICLE 2 - Quantity-Estimates-Orders
_____________________________________

     2.1 During each of calendar years 1994, 1995 and 1996, OREMET agrees to deliver, subject to the limitations contained in this Section 2.1, such quantities of Titanium Sponge as RMI may order (as set forth in specific Purchase Orders issued to OREMET) hereunder from a minimum each such
calendar year of   **  (subject to adjustment as provided below), up to a
maximum each such calendar year of 7.0 million pounds. OREMET will make all reasonable efforts to accommodate the sponge requirements of RMI; however, OREMET will not be obligated to increase the quantity of Titanium Sponge supplied in any calendar quarter by

** CONFIDENTIAL TREATMENT REQUESTED.

more than   **   pounds over the quantity of Titanium Sponge ordered by RMI in accordance with this Agreement in the immediately preceding calendar quarter. There shall be credited against RMI's obligation to purchase the minimum quantity of Titanium Sponge set forth above in each calendar year the actual amount of Titanium Sponge contained in any quantities of plasma electrodes which RMI may purchase from OREMET during such calendar year; provided, however, that such plasma electrodes shall not be deemed to constitute Titanium Sponge, as herein defined for any other purpose under this Agreement. Plasma electrodes shall meet such specifications as the parties may agree upon (the "Plasma Specifications"). Oremet shall not be
obligated to deliver more than   **   of plasma electrodes per calendar
year. In the event that RMI purchases in any of calendar year 1994, 1995 or 1996, less than the minimum quantity of Titanium Sponge specified above,
 **

     2.2 At least ninety (90) days prior to each calendar year during the term of this Agreement, beginning with calendar year 1995, RMI, shall give OREMET a written notice setting forth RMI's best estimate of the quantity of Titanium Sponge which RMI anticipates it will purchase from OREMET during the following calendar year. Such notice shall be given solely to assist OREMET in its preliminary planning, and shall not constitute a commitment by RMI for such quantity, nor shall such notice

** CONFIDENTIAL TREATMENT REQUESTED.

constitute notice of RMI's election to exercise any of its options set forth in Section 5.2(a) hereof.

     2.3 At least thirty (30) days prior to each calendar quarter during the term of this Agreement, RMI, for planning purposes, shall give OREMET its estimated quantity of Titanium Sponge to be purchased from OREMET during the next succeeding quarter. Such estimated quantity shall be given solely to assist OREMET in its production planning, and shall not constitute a commitment by RMI for such quantity, nor shall such notice constitute notice of RMI's election to exercise any of its Option.

     2.4 RMI agrees that all Titanium Sponge purchased by RMI pursuant to this Agreement is for RMI's use (direct and indirect) in its manufacturing processes and shall not be sold by RMI to third parties.

ARTICLE 3 - Ratios and Inventory Reporting
__________________________________________

     3.1 For each pound of Titanium Sponge to be delivered by OREMET to RMI or used in the production of plasma electrodes purchased by RMI
hereunder, RMI will supply to OREMET   **   of TiCl4, provided that OREMET
shall not be required to produce and deliver Titanium Sponge or plasma electrodes to RMI until it has received the required quantity of TiCl4, except as set forth in Section 1.2 hereof. With respect to such quantities of TiCl4 received hereunder by OREMET, OREMET shall grant RMI credits against the Titanium Sponge and, to the extent of the Titanium Sponge contained therein, the plasma electrodes, purchased by RMI

** CONFIDENTIAL TREATMENT REQUESTED.

hereunder. Such credits and procedures relating thereto, shall be as agreed upon by the parties hereto.

ARTICLE 4 - Deliveries
______________________

     4.1 TiCl4 furnished by RMI hereunder shall be delivered to OREMET F.O.B. OREMET's Facilities. OREMET shall deliver the Titanium Sponge produced hereunder and any plasma electrodes to RMI F.O.B. RMI's Facility in Niles, Ohio, in such quantities subject to the limitations contained in
Section 2.1 hereof and at times as RMI shall request. Such deliveries to RMI shall be by truck. Titanium Sponge and plasma electrodes delivery procedures will be reasonably established by RMI. RMI will provide its bins at no charge for use during the term of this Agreement. RMI agrees, in order to avoid potential contamination from other sources, that the bins it will provide will be used exclusively for shipment and storage of OREMET produced Titanium Sponge. OREMET will be responsible for shipping empty bins back to OREMET's facilities. Each company is responsible for insuring the bins are in a serviceable condition when they leave their respective plants. Rail cars and trucks shall be provided or arranged for by OREMET at OREMET's expense. OREMET warrants to RMI that transportation equipment provided or arranged for by OREMET will be proper and fit for carrying Titanium Sponge and plasma electrodes. OREMET will inspect such equipment for the sole purpose of avoiding contamination of the Titanium Sponge and plasma electrodes and may refuse to load any equipment if it believes the quality of Titanium Sponge and plasma electrodes will be prejudiced or any unsafe condition will exist.

     4.2 OREMET warrants title to the Titanium Sponge and plasma electrodes; that the Titanium Sponge when and as delivered to RMI hereunder shall meet the specifications and addenda set forth in Exhibit B hereto; and that the plasma electrodes shall meet the Plasma Specifications. With respect to OREMET's warranty of the Titanium Sponge and plasma electrodes, OREMET is excluded from liability for consequential and special damages. RMI warrants title to the TiCl4 and that the TiCl4 when delivered to OREMET shall meet the specifications set forth in Exhibit A hereto.

     4.3 OREMET shall furnish RMI with a certificate of analysis with respect to each shipment of Titanium Sponge. OREMET will furnish RMI with the blending documentation for each plasma electrode delivery to RMI.

     4.4 If, on the date upon which termination of this Agreement is effective, quantities of TiCl4 delivered by RMI and Titanium Sponge by OREMET (including any Titanium Sponge contained in any plasma electrodes delivered by Oremet) are not balanced by application of the ratio set forth in Section 3.1, the party which has delivered the greater quantity shall receive from the other within ninety (90) days, the amount of the other material necessary to correct the imbalance, unless the imbalance is less than a truckload quantity in the case of Titanium Sponge and a rail car load quantity in the case of TiCl4, in which case the party which has delivered the greater quantity shall receive a cash payment from the other for the quantity of Titanium Sponge
                                     9
or TiC14 by which they are so out of balance at the current respective market price.

     4.5 OREMET shall be liable for all truck detention and/or rail demurrage arising out of delays to carrier equipment at OREMET's Facilities on shipments of TiC14, Titanium Sponge, plasma electrodes, bins or chlorine originating at or terminating at OREMET's Facilities which are due to the fault of OREMET.

     4.6 For each pound of Titanium Sponge delivered to RMI or contained in any plasma electrodes purchased by RMI hereunder, RMI shall also be
responsible for the disposal or sale of   **   pounds of chlorine, F.O.B.
OREMET's Facilities.

     4.7 All TiCl4 shall be shipped by RMI to OREMET via RMI rail tank cars which RMI covenants shall be maintained in safe working order and comply with all applicable regulations. Risk of loss and title to all TiCl4 shall be with RMI to point of destination, Albany, Oregon whereupon risk of loss and title thereto shall pass to OREMET. All maintenance costs incurred by OREMET on RMI cars at the Albany plant will be billed to RMI at OREMET's cost.

     4.8 All chlorine shall be shipped by OREMET via RMI rail tank cars which RMI covenants shall be maintained in safe working order and comply with all applicable regulations. Risk of loss and title to all chlorine shall be with OREMET until the point where the rail car leaves OREMET, whereupon risk of loss shall pass to RMI. All maintenance costs incurred by OREMET on RMI cars at the Albany plant will be billed to RMI at OREMET's cost.

** CONFIDENTIAL TREATMENT REQUESTED.

     4.9 RMI has an obligation until December 31, 1995 to supply 4 tank cars (180,000 pounds each) of chlorine each calendar month to a third party. Until December 31, 1995, if the quantity of chlorine due RMI by virtue of paragraph 4.6 above is less than the quantity needed to satisfy the third party requirement of RMI, Oremet will provide the shortfall, up to a limit of 180,000 pounds per calendar month, at a cost to RMI equal to the price paid by the third party.

     4.10 OREMET and RMI agree to mutually cooperate in the disposition of chlorine to determine the most economical handling for their mutual cost or benefit, in accordance with their Revenue Sharing Agreement, dated June 1, 1993 and as they may otherwise agree.

ARTICLE 5 - Charges - Payment, Extension of Term
________________________________________________

     5.1 RMI shall pay OREMET, for each pound of Titanium Sponge delivered to RMI pursuant to this Agreement after August 31, 1994 and before January 1, 1997, a price of ** for each pound so delivered up to ** a price
of   **   for each pound so delivered in excess of   **   and up to   **
and a price of   **   for each pound so delivered in excess of   **
pounds. RMI shall pay Oremet in accordance with the Sales Agreement, dated February 26, 1992, for all deliveries of Titanium Sponge prior to September
1, 1994.  RMI shall pay OREMET a price of   **  per pound for
non-rotor-quality plasma electrodes, and a price of   **

** CONFIDENTIAL TREATMENT REQUESTED.

**   per pound for premium-rotor-quality plasma electrodes, in each case for each pound of plasma electrodes delivered F.O.B. to RMI, Niles, Ohio, pursuant to this Agreement in each of calendar years 1994, 1995 and 1996; provided, however, that the price charged for plasma electrodes delivered
in each such calendar year will be adjusted if the   **   The adjustment
will be calculated quarterly and the price charged for plasma electrodes
will be increased by the amount by which the actual average cost of   **
or the price for plasma electrodes will be decreased by the amount by which
the actual average cost   **   The price charged for plasma electrodes
purchased hereunder will be   **   OREMET to RMI in any calendar year.  All
payment terms shall be one percent 15 days, net 30 days after receipt by RMI of Titanium Sponge or plasma electrodes, as the case may be.

     5.2 For each calendar year beginning with calendar year 1997, until the end of the calendar year 2003, OREMET agrees to sell to RMI certain quantities of Titanium Sponge in each such year as RMI may order, up to a maximum of 7.0 million pounds per calendar year. The price for this Titanium Sponge shall be at RMI's option, either: (a) market price as determined in the marketplace by reputable suppliers; or (b) the price in effect

** CONFIDENTIAL TREATMENT REQUESTED.

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

for 1996 plus appropriate adjustments for changes occurring thereafter in OREMET's costs (such as electricity, magnesium and labor, not volume related), as audited. If, in either case, OREMET can demonstrate through audit that the resulting price is below its total cost to produce, excluding Selling, General and Administrative Costs (to be determined consistent with Oremet's current accounting practices), the parties shall negotiate a new price. If the parties are unable to agree on a new price, RMI shall have no obligation to purchase any Titanium Sponge under this Agreement.

ARTICLE 6 - Force Majeure
_________________________

     6.1 OREMET shall not incur any liability to RMI for delay or failure to perform any of its obligations hereunder, and RMI shall not incur any liability to OREMET for delay or failure to perform any of its obligations hereunder, if such delay or failure is caused by acts of God; war; riot; fire; explosion; accident; flood; sabotage; lack of adequate fuel, power, raw materials, labor, containers or transportation facilities; compliance with governmental requests, laws, regulations, orders or action; breakage or failure of machinery or apparatus; national defense requirements; or any other event beyond the reasonable control of such party; or in the event of labor trouble, strike, lockout or injunction (provided that neither party shall be required to settle a labor dispute against its own best judgment); which event makes impracticable the manufacture, transportation, acceptance or use of a shipment of TiCl4, Titanium Sponge or of materials necessary for the production of

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

Titanium Sponge or plasma electrodes. The party affected by an event of Force Majeure shall promptly notify the other party hereto, in writing, as to its commencement and termination. The party so affected shall take reasonable steps to resume performance hereunder with the least possible delay.

     Upon the occurrence of any such event which prevents the production, transportation, acceptance or use of a shipment of TiCl4, Titanium Sponge or of materials necessary for the production of Titanium Sponge or plasma electrodes, the party so affected shall have the right to suspend or reduce deliveries or acceptances during the period of such contingency.

     (a)  TiCl4
          _____. If a force majeure affects RMI's ability to deliver TiCl4, RMI will allocate its available supply of TiCl4 to its own requirements and otherwise on a fair and reasonable basis. The quantity of TiCl4 not delivered by reason of this force majeure will be deducted from the quantity of TiCl4 RMI is required to deliver under this Agreement and the quantity of Titanium Sponge that OREMET is required to deliver will be reduced by an amount equal to the
     amount of TiCl4 not delivered by RMI divided by   **   To the extent
     that OREMET offers, and RMI accepts delivery of, Titanium Sponge without receiving the equivalent quantity of TiCl4, the charge for such Titanium Sponge will be as agreed upon by the parties hereto.

     (b)  Titanium Sponge
          _______________. If an event of force majeure affects OREMET's ability to deliver Titanium Sponge from

** CONFIDENTIAL TREATMENT REQUESTED.

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

     OREMET's Facilities, (1) OREMET will allocate the supply of Titanium Sponge from OREMET's Facilities to any or all of its customers for sale and its own requirements and the requirements of its divisions, subsidiaries and affiliates on a fair and reasonable basis and RMI shall never receive less than its pro rata share of the available production capacity for Titanium Sponge based on its actual purchases in the calendar year in which force majeure is declared; and (2) if the force majeure results from a shortage of any material necessary for the production of Titanium Sponge, RMI will have the option to deliver this material to OREMET in an amount needed to produce the quantity of Titanium Sponge that OREMET is unable to deliver to RMI as a result of this force majeure on such terms as RMI and OREMET shall mutually agree. The quantity of Titanium Sponge not delivered by reason of this force majeure or shortage will be deducted from the quantity of Titanium Sponge that OREMET is required to deliver under this Agreement.

ARTICLE 7 - Patents, Technology
_______________________________

     7.1 OREMET agrees to protect, defend, indemnify and save harmless RMI with respect to any claim, action, cost or judgment based upon, arising out of, or connected with the infringement by OREMET of any adversely held U.S. patent rights, or the utilization by OREMET of proprietary technology of others without adequate and proper authorization, in the performance by OREMET pursuant to this Agreement. RMI shall promptly notify

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

OREMET upon learning of any claim or suit involving RMI in which any of such matters is alleged.

ARTICLE 8 - Term-Termination
____________________________

     8.1 The term of this Agreement shall commence effective as of January 1, 1994, and, terminate December 31, 2003.

ARTICLE 9 - Most Favored Nations
________________________________

     9.1 If, during the term of this Agreement, OREMET sells Titanium Sponge to any third party, under substantially similar circumstances and conditions, at charges and/or upon terms and/or conditions which are more favorable than those effective pursuant to this Agreement, then OREMET shall immediately notify RMI, and such more favorable prices, terms and/or conditions shall apply under this Agreement on and after the date they are first applied to the third party.

ARTICLE 10 - Independent Contractor-Indemnity
_____________________________________________

     10.1 In the performance of OREMET's obligations pursuant to this Agreement, OREMET shall be acting at all times as an independent contractor and not as an agent of, or joint venturer with, RMI.

ARTICLE 11 - Amendment and Waiver
_________________________________

     11.1 No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing, signed by both parties, and specifically stating it is an amendment, modification or waiver of this Agreement. Without limiting the meaning of the preceding sentence, none of the provisions of any documents utilized in the implementation or performance of this Agreement shall amend or supplement any of

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

the provisions of this Agreement. Any waiver by either party of any provisions or condition of this Agreement shall not be construed or deemed to be a waiver of any other provision or condition of this Agreement, nor a waiver of a subsequent breach of the same provision or condition.

ARTICLE 12 - Assignment
_______________________

     12.1 Neither party may assign or otherwise transfer any of its rights, nor delegate the performance of its obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, and any attempted assignment, transfer or delegation without such consent shall be void and of no effect; except that either party hereto may, without such consent of the other party, assign its rights and delegate the performance of its obligations to any subsidiary or affiliated company of which at least 50% of the outstanding capital stock entitled to vote for the election of directors is owned by such party. If either party assigns its rights and delegates the performance of its obligations to such subsidiary or affiliated company, such party shall guarantee the performance of such subsidiary or affiliated company.

     12.2 Subject to the provisions of Section 13.1 hereof, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

ARTICLE 13 - Notices
____________________

     13.1 Any notice, statement, estimate or other communication required or permitted to be given under this

Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered by hand or deposited in the United States mails, postage prepaid, registered or certified, addressed as follows:

          If to OREMET, addressed to:

               Oregon Metallurgical Corporation
               P. O. Box 580
               530 Southwest 34th Avenue
               Albany, OR 97321-0177
               Attn: President

          If to RMI, addressed to:

               RMI Titanium Company
               1000 Warren Avenue
               Niles, OH 44446
               Attn: President

or to such other address or addresses as may be specified from time to time in a written notice given by such party to the other hereunder. Both parties agree to acknowledge receipt of any notice delivered in person.

ARTICLE 14 - Controlling Law
____________________________

     14.1 The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Oregon.

ARTICLE 15 - Headings
_____________________

     15.1 Headings as to the contents of particular Articles of this Agreement are provided for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraphs to which they refer.

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

ARTICLE 16 - Specific Performance
_________________________________

     16.1 OREMET acknowledges that the Titanium Sponge is absolutely essential to RMI's operations.

ARTICLE 17 - Entire Agreement: Effective Date
_____________________________________________

     17.1 This Agreement, the Exhibits attached hereto and the parties' Revenue Sharing Agreement, dated June 1, 1993, set forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and supersedes all prior discussions between the parties hereto in relation thereto. Neither of the parties hereto shall be bound by any terms, conditions, definitions, warranties and/or representations with respect to the subject matter of this Agreement, otherwise than as expressly provided herein or as set forth in an amendment subsequent to the effective date hereof specifically stating that it amends this Agreement and signed by authorized representatives of each of the parties hereto.
The parties recognize that, for administrative purposes, documents, such as purchase orders, acknowledgments, invoices and similar documents, may be used during the time this Agreement is in force; in no event shall any term or condition contained in any such administrative documents be interpreted as amending or modifying the terms of this Agreement, whether such administrative documents are signed or not.

     This Agreement shall be deemed by the parties to be effective as of January 1, 1994, except as otherwise provided herein.

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

ARTICLE 18 - Compliance with Law
________________________________

     18.1 RMI and OREMET shall be responsible for compliance with all applicable Federal, State and local laws, ordinances and regulations applicable to the subject matter covered hereunder and each party shall indemnify and save the other party harmless from any and all liability arising from the other party's non-compliance with any such laws, ordinances and regulations.

ARTICLE 19 - Curtailment of RMI's Requirements
______________________________________________

     19.1 In the event that RMI's requirements for Titanium Sponge are suspended or significantly curtailed by reason of a shutdown or substantial curtailment of production at RMI's Niles Facility, RMI shall give OREMET at least three (3) months written notice prior to the commencement of such suspension or curtailment of Titanium Sponge deliveries.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ATTEST:                       OREGON METALLURGICAL CORPORATION


By:                           By:
   ______________________        ______________________________


ATTEST:                       RMI TITANIUM COMPANY


By:                           By:
   ______________________        ______________________________

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